Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces Quarterly Dividend Increase of 5.0%.

LOWELL, Mass—(BUSINESS WIRE)—January 18, 2011—Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On January 18, 2011, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.105 per share to be paid on March 1, 2011 to shareholders of record as of February 8, 2011. The quarterly dividend represents a 5.0% increase over the 2010 dividend rate.

Enterprise Bancorp, Inc. (the “Company”), is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire.  Enterprise Bank has seventeen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and in the New Hampshire towns of Derry and Salem. The Company expects to open a new branch in Hudson, New Hampshire by the end of the first quarter 2011.